UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
January 2, 2008
PPG INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-01687	25-0730780

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania	15272

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (412) 434-3131
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
On January 2, 2008, PPG Industries, Inc. (the “Company”) completed the acquisition of SigmaKalon Group, a worldwide coatings producer based in Uithoorn, Netherlands, from global private investment firm Bain Capital. SigmaKalon produces architectural, protective, marine and industrial coatings and operates 22 major manufacturing facilities across Europe and other key markets across the world. SigmaKalon sells architectural coatings directly to professional painters via a network of service centers, approximately 500 company-owned stores and approximately 3,000 independent wholesalers that give it direct access to customers.
The total transaction value, including assumed debt, was approximately €2.2 billion (US$3.2 billion). The Company funded the acquisition through issuance of commercial paper and by borrowings under its three year €650,000,000 revolving credit facility with several banks and financial institutions and Societe Generale, as facility agent for the lenders, and a bridge loan agreement in an amount of €1,000,000,000 with multiple lenders and Credit Suisse, as administrative agent for those lenders. Required financial information with respect to SigmaKalon and the acquisition will be included in an amendment to this Form 8-K to be filed by the Company on or before March 19, 2008.
A copy of the Company’s press release announcing completion of the acquisition is attached hereto as Exhibit 99.
Item 9.01. Financial Statements and Exhibits.
(a) Financial statements of businesses acquired
Audited financial statements of SigmaKalon for the year ended December 31, 2007 will be included in an amendment to this Form 8-K to be filed by the Company on or before March 19, 2008.
(b) Pro forma financial information
Required pro forma financial information with respect to the acquisition will be included in an amendment to this Form 8-K to be filed by the Company on or before March 19, 2008.
(d) Exhibits
Exhibit 99      Press release dated January 2, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 2, 2008	PPG INDUSTRIES, INC. (Registrant)

	By:	/s/ William H. Hernandez

William H. Hernandez Senior Vice President, Finance, Chief Financial Officer and Treasurer